Exhibit 99.1

NEWS RELEASE

Empire Resorts Stockholders Approve $44,000,000 Additional Investment by Kien Huat Realty III Limited

MONTICELLO, N.Y.--(BUSINESS WIRE)--Nov. 10, 2009-- Empire Resorts, Inc. (NASDAQ: NYNY) announced today that, at today’s Special Meeting of Stockholders held in New York City, the Company’s stockholders approved the issuance of shares and related proposals to facilitate the proposed investment of $44,000,000 by Kien Huat Realty III Limited (“Kien Huat”). In exchange for the investment, Kien Huat will receive an additional 27,701,852 common shares in the Company. The closing is expected to take place later this week.

The $44,000,000 investment by Kien Huat follows an initial investment of $11,000,000 by Kien Huat on August 19, 2009, in exchange for 6,804,188 shares of the Company’s common stock. With its aggregate $55,000,000 investment following the second tranche, Kien Huat will own 34,506,040 common shares, or approximately 50.2% of the outstanding common shares of the Company, and just under 50% of the total voting power of the Company as represented by the Company’s outstanding common and preferred shares.

Under its Investment Agreement with the Company, Kien Huat is entitled to appoint three representatives to the Company’s Board of Directors, including a non-executive Chairman. Mr. G. Michael Brown and Mr. Colin Au were designated to serve as Kien Huat’s initial Directors, and Mr. Brown was designated as Chairman, following Kien Huat’s initial investment. Kien Huat is entitled to designate a third director upon closing of the second tranche, subject to regulatory approval.

Kien Huat is an investment company beneficially owned by a Lim family trust of which Mr. Lim Kok Thay of Malaysia and members of his family are beneficiaries. Kien Huat affiliates maintain substantial interests in a multinational group of companies actively involved in gaming, leisure, hospitality, power generation, plantations, property development, biotechnology, and oil and gas (collectively, “Genting”). Kien Huat affiliates separately own a substantial interest in Star Cruises Ltd., the largest cruise operator in Asia, and financed the startup of the Foxwoods Resort & Casino in Connecticut and the Seneca Niagara Casino in New York.

Genting is Asia’s largest casino operator and a leading integrated resorts development specialist with over 25 years of global experience in developing, operating and marketing internationally acclaimed casinos and integrated resorts in different parts of the world, including the Americas, Australia, Malaysia, the Philippines and United Kingdom. Genting is the largest casino operator in the United Kingdom through ownership of Genting UK Plc. In 2009, Genting supported the capital raising exercise of MGM Mirage.

In 2010, Genting will open a $4.55 billion integrated resort on Sentosa Island in Singapore, which will include a Universal Studios Theme Park, a Hard Rock Hotel, and gaming, leisure and hospitality venues.

About Empire Resorts

Empire Resorts owns and operates the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, and 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that may involve material risks and uncertainties. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year, as well as the Form 10-Q for the most recently ended fiscal quarter

Source: Empire Resorts, Inc.

Empire Resorts
Investor Relations:
Charles A. Degliomini, 845-807-0001
Executive Vice President
cdegliomini@empireresorts.com

or

Finance:
Joseph A. D’Amato, 845-807-0001
Chief Financial Officer
jdamato@empireresorts.com